Exhibit 99.2

MERGE HEALTHCARE INCORPORATED

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

A.	Purpose

The Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Merge Healthcare Incorporated (the “Company”) is to discharge certain responsibilities of the Board relating to the appropriate size, function and needs of the Board including, but not limited to, (a) identifying and recommending nominees for election to the Board, consistent with criteria established by the Committee and approved by the Board, (b) overseeing the evaluation of the Board and management, (c) recommending to the Board the directors who shall serve on each committee of the Board, (d) developing, reviewing and recommending corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of the Company, and (e) taking such other actions within the scope of this Charter as the Committee deems necessary or appropriate.

B.	Composition

The Committee shall be comprised of three or more directors, as determined by the Board. Each member of the Committee shall meet the following criteria (in each case to the extent that such requirements are effective from time to time):

1.	Each member will be “independent”, as defined by the rules of The NASDAQ Stock Market (“NASDAQ”); and

2.
Each member will meet any other requirements imposed by applicable law, regulations or rules, including, without limitation, any requirements imposed by NASDAQ or the Securities and Exchange Commission (the “SEC”).

Each Committee member shall also be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

Unless the Board appoints a Chairperson of the Committee (the “Chairperson”), the Committee shall appoint a Chairperson by majority vote.

C.	Meetings

The Committee shall meet with such frequency and at such intervals as it shall determine necessary to carry out its duties and responsibilities. Meetings shall be called by the Chairperson of the Committee or the Board. Members of senior management or others may attend meetings of the Committee at the invitation of the Committee and shall provide pertinent information as necessary. The Committee may meet via telephone conference calls or take action in writing executed by all of the members. A quorum shall consist of a majority of the members of the Committee.

The Chairperson of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members prior to each meeting. The Chairperson will also cause to be prepared and circulated to the Committee members minutes of each meeting.

D.	Functions

The Committee’s functions may be divided into the following general categories: (1) Board and Committee Membership and Compensation, (2) Corporate Governance, (3) Evaluation of the Board and Management and Related Matters, and (4) Other Functions. The responsibilities and authority of the Committee shall include:

1.	Board and Committee Membership and Compensation

·
Reviewing with the Board the size, function and needs of the Board and its committees, and establishing specific criteria for evaluating and selecting new Board and committee members subject to Board approval thereof, to assure that (a) the proper skills and experience are represented on the Board and such committees and (b) the composition of the Board and such committees satisfy all requirements, including “independence” requirements, in accordance with the listing standards of NASDAQ, the laws, rules and regulations applicable to the Company and, as applicable, the Company’s corporate governance guidelines;

·
Recruiting candidates to fill new positions and conducting appropriate inquiries into the background and qualifications of possible candidates and reviewing the independence and potential conflicts of interest of prospective directors;

·
Except where the Company is legally required by contract, by law or otherwise to provide third parties with the ability to nominate directors, evaluating and recommending to the Board (x) the persons to be nominated for election as directors, including any candidates recommended by shareholders, at any meeting of shareholders and (y) the persons to be elected by the Board to fill any vacancies on the Board;

·
Evaluating and considering matters related to qualifications, tenure, retirement and succession of directors, reviewing the suitability of each Board member for continued service when his or her term expires or when he or she has a significant change in status, including a change in principal employment, and evaluating and making any recommendation regarding any termination of individual directors;

·	Adopting, and periodically reviewing and revising, as it deems appropriate, procedures regarding director candidates recommended by shareholders;

·	Making recommendations to the Board regarding committee member appointment and removal, and appointment of committee chairs; and

·	Making recommendations to the Board regarding the compensation of Board members.

2.	Corporate Governance

·
Overseeing the development of, and recommending to the Board the adoption of, corporate guidelines, codes of conduct and ethics and other policies and procedures for the Company, and from time to time as the Committee deems appropriate, reviewing and assessing the adequacy of such guidelines, codes, policies and procedures and recommending any proposed changes to the Board;

·	Considering any other corporate governance issues that arise from time to time, including any plans or provisions to be adopted by the Company that may impact shareholders’ rights;

·
Ensuring that newly elected directors are adequately educated about the Company, and that incumbent directors are adequately informed about governance issues that may affect their ability to serve effectively;

·	Reviewing and making recommendations to the Board regarding proposals of shareholders that relate to corporate governance.

3.	Evaluation of the Board and Management and Related Matters

·
Overseeing annual self-evaluations of the Board and its committees to determine whether the Board and its committees are functioning effectively. The Committee shall determine the nature of the evaluations, supervise the conduct of the evaluations and prepare its assessment of the Board’s and committees’ performance, to be discussed with the Board.

·
Conducting periodic evaluations of management regarding management’s administration and enforcement of the Company’s corporate governance guidelines, codes of conduct and ethics and other policies and procedures related to the management and governance of the Company; and

·
Overseeing the management continuity planning process; reviewing, evaluating and making recommendations to the Board regarding succession plans (including plans for transitional Board leadership in the event of an unplanned vacancy), and presenting reports to the Board on such planning.

4.	Other Functions

·	Reviewing and assessing the adequacy and scope of this Charter periodically and recommending any proposed changes to the Board for approval;

·	Reviewing the performance of the Committee, not less than annually, and reporting on such performance to the Board;

·
Having the authority to retain executive search firms (which shall report directly to the Committee) and independent legal and other advisers, as the Committee determines necessary or appropriate to carry out its duties;

·
Considering whether Committee members are provided with appropriate background information and training and, when necessary, seeking such information and training from the Company’s management and/or other third-party sources;

·
Determining appropriate funding, which the Company shall provide, for payment of (i) compensation to the executive search firms and other advisors engaged to aid the Committee in carrying out its duties hereunder and to any third-party sources providing background information and/or training to Committee members and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties;

·	Regularly reporting its activities, findings and conclusions to the full Board, including providing copies to the Board of all approved Committee meeting minutes; and

·	Performing such other duties as may be requested by the Board or as assigned by the Company’s Certificate of Incorporation, Bylaws or applicable law, rule or regulation.

E.	Delegation of Authority

The Committee may, to the extent permitted under applicable law, the rules of NASDAQ and the Company’s Certificate of Incorporation and Bylaws, form and delegate authority to subcommittees when appropriate.

As approved by the Nominating & Governance Committee of the Board of Directors of the Company on Auagust 7, 2007, adopted by the Board of Directors of the Company as of August 7, 2007, and amended by the Nominating & Governance Committee of the Board of Directors of the Company and the Board of Directors of the Company on July 1, 2008.